April 2024

Pricing Supplement

(To Prospectus dated December 30, 2022,

Series A Prospectus Supplement dated December 30, 2022 and

Product Supplement EQUITY-1 dated December 30, 2022)

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-268718 and 333-268718-01

April 30, 2024

BofA Finance LLC

Structured Investments

Opportunities in U.S. Equities

$8,192,000 Jump Securities with Auto-Callable Feature Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 3, 2030

Fully and Unconditionally Guaranteed by Bank of America Corporation

Principal at Risk Securities

The securities do not guarantee the repayment of principal, do not provide for the regular payment of interest and have the terms described in the accompanying product supplement, prospectus supplement and prospectus, as supplemented or modified by this document. Beginning after approximately one year, the securities will be automatically redeemed if the index closing value of each underlying index on any of the quarterly determination dates (other than the final determination date) is greater than or equal to its respective initial index value, for an early redemption payment that will increase over the term of the securities and that will correspond to a return of approximately 9.10% per annum, as described below. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the final index value of each underlying index is greater than or equal to its respective initial index value, investors will receive a fixed positive return that will also correspond to a return of approximately 9.10% per annum, as set forth below. If the securities have not previously been redeemed and the final index value of either underlying index is less than its respective initial index value but the final index value of each underlying index is greater than or equal to its respective downside threshold level, you will receive at maturity the stated principal amount of your securities. However, if the securities are not automatically redeemed prior to maturity and the final index value of either underlying index is less than its respective downside threshold level, investors will be exposed to the decline in the worst-performing underlying index on a 1-to-1 basis and will receive a payment at maturity that is less than 80% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment. Because payments on the securities are based on the worst performing of the underlying indices, a decline beyond the respective initial index value on any quarterly determination date and/or beyond the respective downside threshold level on the final determination date, as applicable, of either underlying index will result in the forfeiture of any early redemption payment and/or a significant loss of your investment, as applicable, even if the other underlying index has appreciated or has not declined as much. The securities are for investors who are willing to risk their principal and forego current income and participation in the appreciation of either underlying index in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if each underlying index closes at or above its respective initial index value on a quarterly determination date or the final determination date, respectively. The securities are our senior debt securities. Any payments on the securities are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). The securities are issued as part of BofA Finance LLC’s (“BofA Finance”) “Medium-Term Notes, Series A” program.

All payments on the securities are subject to the credit risk of BofA Finance, as issuer of the securities, and BAC, as guarantor of the securities. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	BofA Finance
Guarantor:	BAC
Underlying indices:	The S&P 500® Index (Bloomberg symbol: “SPX”) and the Russell 2000® Index (Bloomberg symbol: “RTY”)
Aggregate principal amount:	$8,192,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	April 30, 2024
Original issue date:	May 3, 2024 (3 business days after the pricing date)
Maturity date:	May 3, 2030
Early redemption:

The securities are not subject to automatic early redemption until approximately one year after the original issue date. Following this 1-year initial non-call period, if, on any quarterly determination date (other than the final determination date), beginning on May 7, 2025, the index closing value of each underlying index is greater than or equal to its respective initial index value, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any early redemption date if the index closing value of either underlying index is below its respective initial index value on the related determination date.

Early redemption payment:	The early redemption payment for each quarterly determination date prior to the final determination date will be an amount in cash per stated principal amount corresponding to a return of approximately 9.10% per annum. See “Determination Dates, Early Redemption Dates and Early Redemption Payments” below.
Determination dates:

Quarterly, beginning on May 7, 2025. See “Determination Dates, Early Redemption Dates and Early Redemption Payments” below. We also refer to April 30, 2030 as the final determination date.

The determination dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” beginning on page PS-23 of the accompanying product supplement.

Early redemption dates:	Quarterly, beginning on May 12, 2025. See “Determination Dates, Early Redemption Dates and Early Redemption Payments” below.
Initial index value:

With respect to the SPX: 5,035.69, which is the index closing value of such index on the pricing date

With respect to the RTY: 1,973.906, which is the index closing value of such index on the pricing date

Final index value:	With respect to each underlying index, the respective index closing value on the final determination date
Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

•         If the final index value of each underlying index is greater than or equal to its respective initial index value:

          $1,546.00

•         If the final index value of either underlying index is less than its respective initial index value but the final index value of each underlying index is greater than or equal to its respective downside threshold level:

          $1,000

•         If the final index value of either underlying index is less than its respective downside threshold level:

          $1,000 × index performance factor of the worst performing underlying index

          Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount of the securities and could be zero.

Terms continued on the following page
Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Estimated value on the pricing date:	$957.70 per $1,000 in principal amount of securities, which is less than the price to public listed below. The actual value of your securities at any time will reflect many factors and cannot be predicted with accuracy. See “Additional Information About the Securities—Structuring the securities” in this pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to BofA Finance
Per security	$1,000.00	$30.00(1)
		$5.00(2)	$965.00
Total	$8,192,000.00	$286,720.00	$7,905,280.00

(1)       Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, BofAS, a fixed sales commission of $30.00 for each security they sell. See “Supplement to the plan of distribution; role of BofAS and conflicts of interest” in this pricing supplement.

(2)       Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security.

There are important differences between the securities and a conventional debt security. Potential purchasers of the securities should consider the information in “Risk Factors” beginning on page 9 of this pricing supplement, page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” in this pricing supplement.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022 and Product Supplement EQUITY-1 dated December 30, 2022

BofA Finance LLC
Jump Securities with Auto-Callable Feature Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 3, 2030
Principal at Risk Securities
Terms continued from previous page:
Downside threshold level:

With respect to the SPX: 4,028.55, which is 80% of its initial index value for such index (rounded to two decimal places)

With respect to the RTY: 1,579.125, which is 80% of its initial index value for such index (rounded to three decimal places)

Index performance factor:	With respect to each underlying index, its final index value divided by its initial index value
Worst performing underlying index:	The underlying index with the larger percentage decrease from the respective initial index value to the respective final index value
CUSIP / ISIN:	09711BT22 / US09711BT225
Listing:	The securities will not be listed on any securities exchange.

Determination Dates, Early Redemption Dates and Early Redemption Payments

Determination Dates		Early Redemption Dates		Early Redemption Payments (per $1,000 Security)
1st determination date:	May 7, 2025	1st early redemption date:	May 12, 2025	$1,091.00
2nd determination date:	July 30, 2025	2nd early redemption date:	August 4, 2025	$1,113.75
3rd determination date:	October 30, 2025	3rd early redemption date:	November 4, 2025	$1,136.50
4th determination date:	January 30, 2026	4th early redemption date:	February 4, 2026	$1,159.25
5th determination date:	April 30, 2026	5th early redemption date:	May 5, 2026	$1,182.00
6th determination date:	July 30, 2026	6th early redemption date:	August 4, 2026	$1,204.75
7th determination date:	October 30, 2026	7th early redemption date:	November 4, 2026	$1,227.50
8th determination date:	February 1, 2027	8th early redemption date:	February 4, 2027	$1,250.25
9th determination date:	April 30, 2027	9th early redemption date:	May 5, 2027	$1,273.00
10th determination date:	July 30, 2027	10th early redemption date:	August 4, 2027	$1,295.75
11th determination date:	November 1, 2027	11th early redemption date:	November 4, 2027	$1,318.50
12th determination date:	January 31, 2028	12th early redemption date:	February 3, 2028	$1,341.25
13th determination date:	May 1, 2028	13th early redemption date:	May 4, 2028	$1,364.00
14th determination date:	July 31, 2028	14th early redemption date:	August 3, 2028	$1,386.75
15th determination date:	October 30, 2028	15th early redemption date:	November 2, 2028	$1,409.50
16th determination date:	January 30, 2029	16th early redemption date:	February 2, 2029	$1,432.25
17th determination date:	April 30, 2029	17th early redemption date:	May 3, 2029	$1,455.00
18th determination date:	July 30, 2029	18th early redemption date:	August 2, 2029	$1,477.75
19th determination date:	October 30, 2029	19th early redemption date:	November 2, 2029	$1,500.50
20th determination date:	January 30, 2030	20th early redemption date:	February 4, 2030	$1,523.25
Final determination date:	April 30, 2030	See “Maturity date” above.		See “Payment at maturity” above.

April 2024	Page 2

BofA Finance LLC
Jump Securities with Auto-Callable Feature Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 3, 2030
Principal at Risk Securities

Investment Summary

Jump Securities with Auto-Callable Feature

Principal at Risk Securities

Jump Securities with Auto-Callable Feature Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 3, 2030 (the “securities”) do not provide for the regular payment of interest and do not guarantee the repayment of principal. Instead, beginning after approximately one year, the securities will be automatically redeemed if the index closing value of each underlying index on any quarterly determination date prior to the final determination date is greater than or equal to its respective initial index value, for an early redemption payment that will increase over the term of the securities and that will correspond to a return of approximately 9.10% per annum, as described below. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the final index value of each underlying index is greater than or equal to its respective initial index value, investors will receive a fixed positive return that will also correspond to a return of approximately 9.10% per annum, as set forth below. If the securities have not previously been redeemed and the final index value of either underlying index is less than its respective initial index value but the final index value of each underlying index is greater than or equal to its respective downside threshold level, you will receive at maturity the stated principal amount of your securities. However, if the securities have not previously been redeemed and the final index value of either underlying index is less than its respective downside threshold level, investors will be exposed to the decline in the worst-performing underlying index on a 1-to-1 basis and will receive a payment at maturity that is less than 80% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment. Investors will not participate in any appreciation in either underlying index.

Maturity:	Approximately 6 years
Automatic early redemption:	The securities are not subject to automatic early redemption until approximately one year after the original issue date. Following this 1-year initial non-call period, if, on any quarterly determination date, the index closing value of each underlying index is greater than or equal to its respective initial index value, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date. The securities will not be redeemed early on any early redemption date if the index closing value of either underlying index is below its respective initial index value on the related determination date.
Early redemption payment:
The early redemption payment for each quarterly determination date prior to the final determination date will be an amount in cash per stated principal amount (corresponding to a return of approximately 9.10% per annum), as follows:
1st determination date:
$1,091.00
2nd determination date:
$1,113.75
3rd determination date:
$1,136.50
4th determination date:
$1,159.25
5th determination date:
$1,182.00
6th determination date:
$1,204.75
7th determination date:
$1,227.50
8th determination date:
$1,250.25
9th determination date:
$1,273.00
10th determination date:
$1,295.75
11th determination date:
$1,318.50
12th determination date:
$1,341.25
13th determination date:
$1,364.00
14th determination date:
$1,386.75
15th determination date:
$1,409.50
16th determination date:
$1,432.25
17th determination date:
$1,455.00
18th determination date:
$1,477.75
19th determination date:
$1,500.50
20th determination date:
$1,523.25

No further payments will be made on the securities once they have been redeemed.
April 2024	Page 3

BofA Finance LLC
Jump Securities with Auto-Callable Feature Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 3, 2030
Principal at Risk Securities
Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

•        If the final index value of each underlying index is greater than or equal to its respective initial index value:

$1,546

•        If the final index value of either underlying index is less than its respective initial index value but the final index value of each underlying index is greater than or equal to its respective downside threshold level:

$1,000

•        If the final index value of either underlying index is less than its respective downside threshold level:

$1,000 × index performance factor of the worst performing underlying index

Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount of the securities and could be zero.

Any payments on the securities depend on the credit risk of BofA Finance, as issuer, and BAC, as guarantor, and on the performance of the underlying indices. The economic terms of the securities are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the agent’s commissions and fees, if any, and the hedging related charges described below (see “Risk Factors” beginning on page 9), reduced the economic terms of the securities to you and the initial estimated value of the securities. Due to these factors, the public offering price you are paying to purchase the securities is greater than the initial estimated value of the securities as of the pricing date.

The initial estimated value of the securities as of the pricing date is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the securities, see “Risk Factors” beginning on page 9 and “Structuring the securities” on page 22.

The securities are our senior debt securities. Any payments on the securities are fully and unconditionally guaranteed by BAC. The securities and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The securities will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the securities, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

April 2024	Page 4

BofA Finance LLC
Jump Securities with Auto-Callable Feature Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 3, 2030
Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, beginning after one year, the securities will be automatically redeemed for an early redemption payment (corresponding to a return of approximately 9.10% per annum) if the index closing value of each underlying index on any quarterly determination date prior to the final determination date is greater than or equal to its respective initial index value. At maturity, if the securities have not previously been redeemed and the final index value of each underlying index is greater than or equal to its respective initial index value, investors will receive a fixed positive return that will also correspond to a return of approximately 9.10% per annum.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption payment or the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed prior to maturity and the payment at maturity may be significantly less than the stated principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity	Beginning after approximately one year, when each underlying index closes at or above its respective initial index value on any quarterly determination date prior to the final determination date, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date, corresponding to a return of approximately 9.10% per annum. Investors do not participate in any appreciation of either underlying index.
Scenario 2: The securities are not redeemed prior to maturity, and investors receive a fixed positive return at maturity	This scenario assumes that at least one underlying index closes below its respective initial index value on each of the quarterly determination dates (beginning after approximately one year) prior to the final determination date. Consequently, the securities are not redeemed prior to maturity. On the final determination date, each underlying index closes at or above its respective initial index value. At maturity, investors will receive a cash payment equal to $1,546 per $1,000 in stated principal amount, corresponding to a return of approximately 9.10% per annum. Investors do not participate in any appreciation of either underlying index.
Scenario 3: The securities are not redeemed prior to maturity, and investors receive the stated principal amount at maturity	This scenario assumes that at least one underlying index closes below its respective initial index value on each of the quarterly determination dates (beginning after approximately one year) prior to the final determination date. Consequently, the securities are not redeemed prior to maturity. On the final determination date, at least one underlying index closes below its respective initial index value but each underlying index closes at or above its respective downside threshold level. At maturity, investors will receive a cash payment equal to the $1,000 stated principal amount per security.
Scenario 4: The securities are not redeemed prior to maturity, and investors suffer a substantial loss of principal at maturity	This scenario assumes that at least one underlying index closes below its respective initial index value on each of the quarterly determination dates (beginning after approximately one year) prior to the final determination date. Consequently, the securities are not redeemed prior to maturity. On the final determination date, at least one underlying index closes below its respective downside threshold level. At maturity, investors will receive an amount equal to the stated principal amount multiplied by the index performance factor of the worst performing underlying index. Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount and could be zero.

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BofA Finance LLC
Jump Securities with Auto-Callable Feature Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 3, 2030
Principal at Risk Securities

Hypothetical Examples

The following table illustrates how the amount payable per security will be calculated if the index closing value of each underlying index is greater than or equal to its respective initial index value on one of the determination dates prior to the final determination date. Figures below have been rounded for ease of analysis. All payments on the securities are subject to issuer and guarantor credit risk.

Investors in the securities will not receive any dividends on the stocks that constitute the underlying indices. The examples below do not show any effect of lost dividend yield over the term of the securities.

If the first determination date on which the index closing value of each underlying index is greater than or equal to its respective initial index value is . . .	. . . then you will receive the following payment per security upon automatic early redemption:
1st determination date:	$1,000 + applicable premium = $1,000 + $91.00 = $1,091.00
2nd determination date:	$1,000 + applicable premium = $1,000 + $113.75 = $1,113.75
3rd determination date:	$1,000 + applicable premium = $1,000 + $136.50 = $1,136.50
4th determination date:	$1,000 + applicable premium = $1,000 + $159.25 = $1,159.25
5th determination date:	$1,000 + applicable premium = $1,000 + $182.00 = $1,182.00
6th determination date:	$1,000 + applicable premium = $1,000 + $204.75 = $1,204.75
7th determination date:	$1,000 + applicable premium = $1,000 + $227.50 = $1,227.50
8th determination date:	$1,000 + applicable premium = $1,000 + $250.25 = $1,250.25
9th determination date:	$1,000 + applicable premium = $1,000 + $273.00 = $1,273.00
10th determination date:	$1,000 + applicable premium = $1,000 + $295.75 = $1,295.75
11th determination date:	$1,000 + applicable premium = $1,000 + $318.50 = $1,318.50
12th determination date:	$1,000 + applicable premium = $1,000 + $341.25 = $1,341.25
13th determination date:	$1,000 + applicable premium = $1,000 + $364.00 = $1,364.00
14th determination date:	$1,000 + applicable premium = $1,000 + $386.75 = $1,386.75
15th determination date:	$1,000 + applicable premium = $1,000 + $409.50 = $1,409.50
16th determination date:	$1,000 + applicable premium = $1,000 + $432.25 = $1,432.25
17th determination date:	$1,000 + applicable premium = $1,000 + $455.00 = $1,455.00
18th determination date:	$1,000 + applicable premium = $1,000 + $477.75 = $1,477.75
19th determination date:	$1,000 + applicable premium = $1,000 + $500.50 = $1,500.50
20th determination date:	$1,000 + applicable premium = $1,000 + $523.25 = $1,523.25

Even if, on any determination date prior to the final determination date, the index closing value of one underlying index is greater than or equal to its respective initial index value, if the index closing value of the other underlying index is less than its respective initial index value, you will not receive the premium indicated above following that determination date. In order to receive the premium indicated above, the index closing value of each underlying index must be greater than or equal to its respective initial index value on the applicable determination date.

Early Redemption

The examples below illustrate how the amount payable per security on the applicable early redemption date, if any, will be determined based upon the index closing values of each underlying index on the determination dates prior to the final determination date. The examples are based on the hypothetical values indicated in the following paragraph and do not reflect the actual initial index values of either of the underlying indices. The actual initial index values are set forth under “Summary Terms” above. We have used these hypothetical values, rather than actual values, to simplify calculations and aid understanding of how the securities work. However, you should understand that the actual payments on the securities will be calculated based on the actual initial index value of each underlying index, and not the hypothetical values indicated below. For ease of analysis, figures below may have been rounded.

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BofA Finance LLC
Jump Securities with Auto-Callable Feature Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 3, 2030
Principal at Risk Securities

The examples are based on, for each underlying index, a hypothetical initial index value of 100.00 and the hypothetical index closing values indicated below. Whether the securities are redeemed prior to maturity and your actual early redemption payment, if any, will depend on the actual index closing values of each underlying index on the determination dates.

Example 1—The securities are not redeemed following the first determination date. On the first determination date, the hypothetical index closing value of the S&P 500® Index is 120.00 (a 20% increase from its hypothetical initial index value) and the hypothetical index closing value of the Russell 2000® Index is 80.00 (a 20% decrease from its hypothetical initial index value).

In this scenario, even though the index closing value of the S&P 500® Index on the first determination date is at or above its respective initial index value, the index closing value of the Russell 2000® Index is below its respective initial index value. Therefore, the securities are not redeemed.

Example 2—The securities are redeemed following the second determination date. On the first determination date, the hypothetical index closing value of the S&P 500® Index is 120.00 (a 20% increase from its hypothetical initial index value) and the hypothetical index closing value of the Russell 2000® Index is 80.00 (a 20% decrease from its hypothetical initial index value). Therefore, the securities are not redeemed following the first determination date.

On the second determination date, the hypothetical index closing value of the S&P 500® Index is 110.00 (a 10% increase from its hypothetical initial index value) and the hypothetical index closing value of the Russell 2000® Index is 120.00 (a 20% increase from its hypothetical initial index value).

In this scenario, on the second determination date the hypothetical index closing value of each underlying index is at or above its respective initial index value. Therefore, the securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,113.75 per security on the related early redemption date. No further payments will be made on the securities once they have been redeemed, and investors do not participate in the appreciation in either underlying index.

Payment at Maturity

The examples below illustrate how the payment at maturity will be calculated if the securities are not automatically redeemed prior to maturity. The examples are based on the hypothetical values indicated in the following paragraph and do not reflect the actual initial index values of either of the underlying indices or their applicable downside threshold levels. The actual initial index values and downside threshold levels are set forth under “Summary Terms” above. We have used these hypothetical values, rather than actual values, to simplify calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial index value and downside threshold level of each underlying index, and not the hypothetical values indicated below. For ease of analysis, figures below may have been rounded.

The examples are based on, for each underlying index, a hypothetical initial index value of 100.00 and a hypothetical downside threshold level of 80.00 and the hypothetical final index values indicated below. If the securities are not automatically redeemed prior to maturity, your actual payment at maturity will depend on the actual final index value of the worst performing underlying index on the final determination date.

Example 1—Upside Scenario. The hypothetical final index value of the S&P 500® Index is 120.00 (a 20% increase from its hypothetical initial index value) and the hypothetical final index value of the Russell 2000® Index is 110.00 (a 10% increase from its hypothetical initial index value).

In this scenario, because the final index value of each underlying index on the final determination date is greater than its respective initial index value, the payment at maturity per security would be calculated as follows:

Payment at maturity per security = $1,000 + the premium applicable to the final determination date
= $1,000 + $546.00
= $1,546.00

In this scenario, because the final index value of each underlying index on the final determination date is greater than its respective initial index value, you would be repaid the stated principal amount of $1,000 per security at maturity plus the premium applicable to the final determination date.

Example 2—Par Scenario. The hypothetical final index value of the S&P 500® Index is 93.00 (a 7% decrease from its hypothetical initial index value) and the hypothetical final index value of the Russell 2000® Index is 95.00 (a 5% decrease from its hypothetical initial index value).

In this scenario, because the final index value of at least one underlying index is less than its respective initial index value but the final index value of each underlying index is greater than or equal to its respective downside threshold level, you would be repaid the stated principal amount of $1,000 per security at maturity but would not receive any premium.

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BofA Finance LLC
Jump Securities with Auto-Callable Feature Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 3, 2030
Principal at Risk Securities

Example 3—Downside Scenario. The hypothetical final index value of the S&P 500® Index is 105.00 (a 5% increase from its hypothetical initial index value) and the hypothetical final index value of the Russell 2000® Index is 40.00 (a 60% decrease from its hypothetical initial index value). Because the index performance factor of the Russell 2000® Index on the final determination date is lower than the index performance factor of the S&P 500® Index on the final determination date in this example, the Russell 2000® Index would be the worst performing underlying index on the final determination date.

In this scenario, because the final index value of at least one underlying index on the final determination date is less than its downside threshold level, the payment at maturity per security would be calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × the index performance factor of the worst performing underlying index on the final determination date)
= $1,000 + ($1,000 × -60%)
= $1,000 + -$600.00
= $400.00

In this scenario, the worst performing underlying index on the final determination date has depreciated by more than 20% from its initial index value to its final index value, which is less than its downside threshold level. Accordingly, your payment at maturity in this scenario would reflect 1-to-1 downside exposure to the depreciation of the worst performing underlying index from its initial index value to its final index value, and you would incur a significant loss on your investment.

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Risk Factors

Your investment in the securities entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the securities should be made only after carefully considering the risks of an investment in the securities, including those discussed below, with your advisors in light of your particular circumstances. The securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the securities or financial matters in general. You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on the cover page of this pricing supplement.

Structure-related Risks

●	Your investment may result in a significant loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the securities at maturity. If the securities are not automatically called prior to maturity and the final index value of either underlying index is less than its respective downside threshold level, at maturity, your investment will be subject to 1:1 downside exposure to decreases in the value of the worst performing underlying index and you will lose 1% of the principal amount for each 1% that the final index value of the worst performing underlying index is less than its respective initial index value. In that case, you will lose a significant portion or all of your investment in the securities.
●	Any positive investment return on the securities is limited. You will not participate in any increase in the level of either underlying index. Any positive investment return is limited to the applicable early redemption payment or the maximum payment at maturity of $1,546.00 per $1,000 in principal amount of securities, as applicable, if the index closing value or final index value of each underlying index is greater than or equal to its respective initial index value on any determination date or the final determination date, as applicable. In contrast, a direct investment in the securities included in one or more of the underlying indices would allow you to receive the benefit of any appreciation in their values. Any return on the securities will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them. The return on the securities may be less than a comparable investment directly in the securities held by or included in the underlying indices. There is no guarantee that the securities will be called or, if not called, redeemed at maturity for more than the principal amount, and it is possible that you will not receive any positive return on the securities.
●	The securities do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the securities, regardless of the extent to which the index closing value or final index value of either underlying index exceeds its respective initial index value.
●	The securities are subject to potential early redemption, which would limit your ability to receive further payment on the securities. The securities are subject to a potential early redemption. The securities will be automatically called if, on any determination date prior to the final determination date, the index closing value of each underlying index is greater than or equal to its respective initial index value. If the securities are early redeemed prior to the maturity date, you will be entitled to receive the applicable early redemption payment with respect to the applicable determination date and no further amounts will be payable following the early redemption. In this case, you will lose the opportunity to receive payment of any higher early redemption payment or payment at maturity that otherwise would be payable after the date of the early redemption. If the securities are redeemed prior to the maturity date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the securities. However, under no circumstances will the securities be redeemed in the first year of the term of the securities.
●	Your return on the securities may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the securities may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the securities may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.
●	The early redemption payment or payment at maturity, as applicable, will not reflect changes in the levels of the underlying indices other than on the determination date or the final determination date, as applicable. The levels of the underlying indices during the term of the securities other than on the determination dates or the final determination date, as applicable, will not affect payments on the securities. Notwithstanding the foregoing, investors should generally be aware of the performance of the underlying indices while holding the securities, as the performance of the underlying indices may influence the market value of the securities. The calculation agent will determine whether the securities will be early redeemed and will calculate the early redemption payment or the payment at maturity, as applicable, by comparing only the initial index value or the downside threshold level, as applicable, to the index closing value or the final index value for each underlying index. No other levels of the underlying indices will be taken into account. As a result, if the securities are not redeemed prior to maturity and the final index value of the worst performing underlying index is less than its respective downside threshold level, you will receive less than the principal amount at maturity even if the level of each underlying index was always above its respective downside threshold level prior to the final determination date.
●	Because the securities are linked to the worst performing (and not the average performance) of the underlying indices, you may not receive any return on the securities and may lose a significant portion or all of your investment in the securities even if the
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index closing value or final index value of one underlying index is greater than or equal to its respective initial index value, as applicable. Your securities are linked to the worst performing of the underlying indices, and a change in the level of one underlying index may not correlate with changes in the level of the other underlying index. The securities are not linked to a basket composed of the underlying indices, where the depreciation in the level of one underlying index could be offset to some extent by the appreciation in the level of the other underlying index. In the case of the securities, the individual performance of each underlying index would not be combined, and the depreciation in the level of one underlying index would not be offset by any appreciation in the level of the other underlying index. Even if the index closing value of an underlying index is at or above its respective initial index value on a determination date, your securities will not be redeemed if the index closing value of another underlying index is below its respective initial index value on that day. In addition, even if the final index value of an underlying index is at or above its respective downside threshold level, you will lose a significant portion or all of your investment in the securities if the final index value of the worst performing underlying index is below its respective downside threshold level.
●	Any payments on the securities are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the securities. The securities are our senior unsecured debt securities. Any payment on the securities will be fully and unconditionally guaranteed by the Guarantor. The securities are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the early redemption payment or the payment at maturity, as applicable, will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the securities on the applicable early redemption date or the maturity date, regardless of the index closing value or final index value of the worst performing underlying index as compared to its respective initial index value, as applicable. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the securities. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the securities.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the securities. However, because your return on the securities depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the values of the underlying indices, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the securities.
●	We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the securities in the ordinary course. Therefore, our ability to make payments on the securities may be limited.

Valuation- and Market-related Risks

●	The price to public you are paying for the securities exceeds their initial estimated value. The initial estimated value of the securities that is provided on the cover page of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the guarantor, the guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the securities. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the securities prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the levels of the underlying indices, changes in the guarantor’s internal funding rate, and the inclusion in the price to public of the agent’s commissions and fees, if any, and the hedging related charges, all as further described in “Additional Information About the Securities—Structuring the securities” below. These factors, together with various credit, market and economic factors over the term of the securities, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways.
●	The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your securities in any secondary market (if any exists) at any time. The value of your securities at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the underlying indices, our and BAC’s creditworthiness and changes in market conditions.
●	We cannot assure you that a trading market for your securities will ever develop or be maintained. We will not list the securities on any securities exchange. We cannot predict how the securities will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks

●	Trading and hedging activities by us, the guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the securities and their market value. We, the guarantor or one or more of our other affiliates,
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including BofAS, may buy or sell the securities held by or included in the underlying indices, or futures or options contracts or exchange traded instruments on the underlying indices or those securities, or other instruments whose value is derived from the underlying indices or those securities. While we, the guarantor or one or more of our other affiliates, including BofAS, may from time to time own securities represented by the underlying indices, except to the extent that BAC’s common stock may be included in the underlying indices, we, the guarantor and our other affiliates, including BofAS, do not control any company included in the underlying indices, and have not verified any disclosure made by any other company. We, the guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the securities. These transactions may present a conflict of interest between your interest in the securities and the interests we, the guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the levels of the underlying indices in a manner that could be adverse to your investment in the securities. On or before the pricing date, any purchases or sales by us, the guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the securities), may have affected the levels of the underlying indices. Consequently, the levels of the underlying indices may change subsequent to the pricing date, which may adversely affect the market value of the securities.

We, the guarantor or one or more of our other affiliates, including BofAS, also may have engaged in hedging activities that could have affected the levels of the underlying indices on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your securities prior to maturity, and may affect the amounts to be paid on the securities. We, the guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the securities and may hold or resell the securities. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the levels of the underlying indices, the market value of your securities prior to maturity or the amounts payable on the securities.
●	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the securities and, as such, will make a variety of determinations relating to the securities, including the amounts that will be paid on the securities. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying Index-related Risks

●	The securities are subject to risks associated with small-size capitalization companies. The stocks comprising the RTY are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.
●	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the component securities of the underlying indices, or engaging in transactions in them, and any such action could adversely affect the value of the underlying indices or the securities. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

●	The publisher of an underlying index may adjust that underlying index in a way that affects its levels, and the publisher has no obligation to consider your interests. The publisher of an underlying index can add, delete, or substitute the components included in that underlying index or make other methodological changes that could change its level. Any of these actions could adversely affect the value of your securities.

Tax-related Risks

●	The U.S. federal income tax consequences of an investment in the securities are uncertain, and may be adverse to a holder of the securities. No statutory, judicial, or administrative authority directly addresses the characterization of the securities or securities similar to the securities for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the securities are not certain. Under the terms of the securities, you will have agreed with us to treat the securities as single financial contracts, as described below under “Additional Information About the Securities—Tax considerations—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of gain or loss with respect to the securities may differ. No ruling will be requested from the IRS with respect to the securities and no assurance can be given that the IRS will agree with the statements made in the section entitled “Additional Information About the Securities—Tax considerations.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the securities.

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Underlying Indices Summary

All disclosures contained in this pricing supplement regarding the underlying indices, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the sponsor of the SPX and the sponsor of the RTY (collectively, the “underlying index sponsors”). The underlying index sponsors, which license the copyright and all other rights to the underlying indices, have no obligation to continue to publish, and may discontinue publication of, the respective underlying indices. The consequences of either underlying index sponsor discontinuing publication of the applicable underlying index are discussed in “Description of the Notes — Discontinuance of an Index” in the accompanying product supplement. None of us, the guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of either underlying index or any successor index. None of us, the guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the underlying indices. You should make your own investigation into the underlying indices.

S&P 500® Index

The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on April 30, 2024 (the pricing date):

Bloomberg Ticker Symbol:	SPX
Current Index Value:	5,035.69
52 Weeks Ago:	4,169.48
52 Week High (on March 28, 2024):	5,254.35
52 Week Low (on May 4, 2023):	4,061.22

For additional historical information, see “S&P 500® Index Historical Performance” below. For additional information about the S&P 500® Index, see the information set forth in “Annex A—The S&P 500® Index” below.

Russell 2000® Index

The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the securities.

Information as of market close on April 30, 2024 (the pricing date):

Bloomberg Ticker Symbol:	RTY
Current Index Value:	1,973.906
52 Weeks Ago:	1,768.987
52 Week High (on March 28, 2024):	2,124.547
52 Week Low (on October 27, 2023):	1,636.938

For additional historical information, see “Russell 2000® Index Historical Performance” below. For additional information about the Russell 2000® Index, see the information set forth in “Annex B—The Russell 2000® Index” below.

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S&P 500® Index Historical Performance

The following graph sets forth the daily closing values of the SPX for the period from January 2, 2019 through the pricing date. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX for each quarter in the same period. The closing value of the SPX on the pricing date was 5,035.69. We obtained the information in the graph and table below from Bloomberg L.P., without independent verification. The SPX has at times experienced periods of high volatility, and you should not take the historical values of the SPX as an indication of its future performance. No assurance can be given as to the level of the SPX on any determination date or on the final determination date.

SPX Daily Closing Values January 2, 2019 to April 30, 2024

*The grey solid line in the graph indicates the downside threshold level, which is 80% of the index closing value.
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S&P 500® Index	High	Low	Period End
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter	5,254.35	4,688.68	5,254.35
Second Quarter (through April 30, 2024)	5,243.77	4,967.23	5,035.69

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Russell 2000® Index Historical Performance

The following graph sets forth the daily closing values of the RTY for the period from January 2, 2019 through the pricing date. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the RTY for each quarter in the same period. The closing value of the RTY on the pricing date was 1,973.906. We obtained the information in the graph and table below from Bloomberg L.P., without independent verification. The RTY has at times experienced periods of high volatility, and you should not take the historical values of the RTY as an indication of its future performance. No assurance can be given as to the level of the RTY on any determination date or on the final determination date.

RTY Daily Closing Values January 2, 2019 to April 30, 2024

*The grey solid line in the graph indicates the downside threshold level, which is 80% of the index closing value.
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Russell 2000® Index	High	Low	Period End
2019
First Quarter	1,590.062	1,330.831	1,539.739
Second Quarter	1,614.976	1,465.487	1,566.572
Third Quarter	1,585.599	1,456.039	1,523.373
Fourth Quarter	1,678.010	1,472.598	1,668.469
2020
First Quarter	1,705.215	991.160	1,153.103
Second Quarter	1,536.895	1,052.053	1,441.365
Third Quarter	1,592.287	1,398.920	1,507.692
Fourth Quarter	2,007.104	1,531.202	1,974.855
2021
First Quarter	2,360.168	1,945.914	2,220.519
Second Quarter	2,343.758	2,135.139	2,310.549
Third Quarter	2,329.359	2,130.680	2,204.372
Fourth Quarter	2,442.742	2,139.875	2,245.313
2022
First Quarter	2,272.557	1,931.288	2,070.125
Second Quarter	2,095.440	1,649.836	1,707.990
Third Quarter	2,021.346	1,655.882	1,664.716
Fourth Quarter	1,892.839	1,682.403	1,766.250
2023
First Quarter	2,001.221	1,720.291	1,802.484
Second Quarter	1,896.333	1,718.811	1,888.734
Third Quarter	2,003.177	1,761.609	1,785.102
Fourth Quarter	2,066.214	1,636.938	2,058.335
2024
First Quarter	2,124.547	1,913.166	2,124.547
Second Quarter (through April 30, 2024)	2,102.837	1,942.958	1,973.906
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Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, prospectus supplement, or prospectus, the terms described herein shall control.
Denominations:	The securities will be issued in minimum denominations of $1,000 and whole multiples of $1,000 in excess thereof.
Calculation agent:	BofAS, an affiliate of BofA Finance.
Events of default and acceleration:	If an event of default, as defined in the senior indenture relating to the securities and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the securities occurs and is continuing, the amount payable to a holder of the securities upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Payment at Maturity” above, calculated as though the date of acceleration were the maturity date of the securities and as though the final determination date were the third index business day prior to the date of acceleration; provided that, if the event of default occurs on or prior to the final determination date (i.e., not during the period from after that final determination date to the original maturity date of the securities), then the payment on the securities will be determined as described above under the caption “—Automatic Call,” calculated as if the next scheduled determination date were three trading days prior to the date of acceleration, and in such a case, the calculation agent shall pro-rate the applicable early redemption payment according to the period of time elapsed between the issue date of the securities and the date of acceleration. In case of a default in the payment of the securities, whether at their maturity or upon acceleration, the securities will not bear a default interest rate.
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Additional Information About the Securities

Additional Information:
Tax considerations:

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the securities supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the securities are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the securities upon original issuance and will hold the securities as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the securities, in the opinion of our counsel, Sidley Austin LLP, and based on certain factual representations received from us, the securities should be treated as single financial contracts with respect to the underlying indices and under the terms of the securities, we and every investor in the securities agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the securities in accordance with such characterization. This discussion assumes that the securities constitute single financial contracts with respect to the underlying indices for U.S. federal income tax purposes. If the securities did not constitute single financial contracts, the tax consequences described below would be materially different.

This characterization of the securities is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the securities or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the securities are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the securities.

We will not attempt to ascertain whether any issuer of a component stock included in an underlying index would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of one or more stocks included in an underlying index were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the securities. You should refer to information filed with the SEC by the issuers of the component stocks included in each

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underlying index and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of a component stock included in an underlying index is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the securities prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. A U.S. Holder’s tax basis in the securities will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the securities for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the securities, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the securities. In particular, the IRS could seek to subject the securities to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the securities would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the securities generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the securities generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

The IRS released Notice 2008-2 (the “Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the securities. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the securities should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the securities, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the securities.

Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the securities should be treated as ordinary gain or loss.

Because each underlying index is an index that periodically rebalances, it is possible that the securities could be treated as a series of single financial contracts, each of which matures on the next rebalancing date. If the securities were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the securities on each rebalancing date in return for new securities that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the securities (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the securities on such date.

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Non-U.S. Holders

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the securities or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the securities is engaged in the conduct of a trade or business within the U.S. and if any gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the securities, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the securities. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the securities are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying indices or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the underlying indices or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the securities to become subject to withholding tax, tax will be withheld at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.

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Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the securities.

Structuring the securities:

The securities are our debt securities, the return on which is linked to the performance of the underlying indices. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the securities reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the securities, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the securities on the pricing date being less than their price to public.

The initial estimated value of the securities as of the pricing date is set forth on the cover page of this pricing supplement.

In order to meet our payment obligations on the securities, at the time we issue the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the underlying indices, the tenor of the securities and the hedging arrangements. The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page 9 above and “Supplemental Use of Proceeds” on page PS-20 of the accompanying product supplement.

Supplement to the plan of distribution; role of BofAS and conflicts of interest:

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as agent in the distribution of the securities. Accordingly, the offering of the securities will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the securities against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Under our distribution agreement with BofAS, BofAS will purchase the securities from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount, if any. BofAS will sell the securities to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the securities to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same discount. Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, BofAS, a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document. The costs included in the original issue price of the securities will include a fee paid by BofAS to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the securities. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

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At BofAS’s discretion, for a short, undetermined initial period after the issuance of the securities, BofAS may offer to buy the securities in the secondary market at a price that may exceed the initial estimated value of the securities. Any price offered by BofAS for the securities will be based on then-prevailing market conditions and other considerations, including the performance of the underlying indices and the remaining term of the securities. However, none of us, the guarantor, BofAS or any of our other affiliates is obligated to purchase your securities at any price or at any time, and we cannot assure you that any party will purchase your securities at a price that equals or exceeds the initial estimated value of the securities.

Any price that BofAS may pay to repurchase the securities will depend upon then prevailing market conditions, the creditworthiness of us and the guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the securities.

Sales Outside of the United States

The securities have not been approved for public sale in any jurisdiction outside of the United States. There has been no registration or filing as to the securities with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, to offer the securities in any jurisdiction other than the United States. As such, these securities are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.

Further, no offer or sale of the securities is permitted with regards to the following jurisdictions:

•        Australia

•        Barbados

•        Belgium

•        Crimea

•        Cuba

•        Curacao Sint Maarten

•        Gibraltar

•        Indonesia

•        Iran

•        Italy

•        Kazakhstan

•        Malaysia

•        New Zealand

•        North Korea

•        Norway

•        Russia

•        Syria

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of securities in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of securities which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of securities other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA or in the

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United Kingdom has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the securities offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the securities offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the securities may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as issuer, or BAC, as guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the securities in, from or otherwise involving the United Kingdom.

Where you can find more information:

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement.

The terms and risks of the securities are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:

●         Product Supplement EQUITY-1 dated December 30, 2022:
https://www.sec.gov/Archives/edgar/data/1682472/000119312522315473/d429684d424b2.htm

●         Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022:
https://www.sec.gov/Archives/edgar/data/70858/000119312522315195/d409418d424b3.htm

Please note that, for purposes of this pricing supplement, references in the accompanying product supplement EQUITY-1 to “closing level”, “trading day”, “Underlying”, “Index Publisher”, “Index” and “observation dates” shall be deemed to refer to “index closing value”, “index business day”, “underlying index”, “underlying index sponsor,” “underlying index” and “determination dates,” respectively.

Validity of the securities:	In the opinion of McGuireWoods LLP, as counsel to BofA Finance, as issuer, and BAC, as guarantor, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the securities (the “Master Note”) identifying the securities offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the securities have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the securities and the related guarantee, such securities will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions,
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all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting either of the foregoing) and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the securities and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing  the securities and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the opinion letter of McGuireWoods LLP dated December 8, 2022, which has been filed as an exhibit to the Registration Statement (File Nos. 333-268718 and 333-268718-01) of BAC and BofA Finance, filed with the SEC on December 8, 2022.

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Annex A—The S&P 500® Index

The S&P 500® Index

The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.

Company additions to the SPX must have an unadjusted company market capitalization of $15.8 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $14.5 billion or more).

SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the securities will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the securities.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

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Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing value.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or the securities. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of Merrill Lynch, Pierce, Fenner & Smith Incorporated or holders of the securities into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by us, but which may be similar to and competitive with the securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, BOFAS, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND

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MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Annex B—The Russell 2000® Index

The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Additional information on the RTY is available at the following website: http://www.ftserussell.com. No information on that website is deemed to be included or incorporated by reference in this pricing supplement.

Russell began dissemination of the RTY on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the securities.

Selection of Stocks Comprising the RTY

Each company eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.

An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.

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Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

License Agreement

“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The securities are not sponsored, endorsed, sold, or promoted by FTSE Russell, and FTSE Russell makes no representation regarding the advisability of investing in the securities.

FTSE Russell and Merrill Lynch, Pierce, Fenner & Smith Incorporated have entered into a non-exclusive license agreement providing for the license to Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates, including us, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the securities. The license agreement provides that the following language must be stated in this pricing supplement:

The securities are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated and to us is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed, and calculated by FTSE Russell without regard to Merrill Lynch, Pierce, Fenner & Smith Incorporated, us, or the securities. FTSE Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing, or trading of the securities.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, US, BAC, BOFAS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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